Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces Initiation of Clinical Testing
of its HuC242-DM4 Anticancer Compound

Company’s Second Wholly-Owned TAP Compound Advances into Clinical Testing–

CAMBRIDGE, MA, June 24, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the initiation of patient dosing with its huC242-DM4 Tumor-Activated Prodrug (TAP) compound, which is in development for the treatment of colorectal, pancreatic, and other cancers that express the CanAg antigen targeted by the compound. HuC242-DM4 is the second TAP compound developed and wholly-owned by ImmunoGen to enter clinical testing – the Company’s huN901-DM1 TAP compound also is in the clinic.

Anthony W. Tolcher, MD, is the Principal Investigator for this Phase I dose-escalation study, which is underway at the Cancer Therapy and Research Center (CTRC) in San Antonio, TX. In this study, huC242-DM4 will be administered once every three weeks to patients with refractory CanAg-expressing cancers.

The primary objective of this study is to evaluate the safety and pharmacokinetics of huC242-DM4 in this patient population, and to identify the maximum tolerated dose (MTD) of the compound. Once the MTD is defined, additional patients will be enrolled with tumors that consistently and intensely express CanAg to gain further experience in these patients.

An earlier version of huC242-DM4, called cantuzumab mertansine, was tested clinically and found to be well tolerated at doses that demonstrate evidence of biological activity. In preclinical studies, huC242-DM4 was found to be significantly more active than cantuzumab mertansine with comparable tolerability.

Dr. Tolcher commented, “HuC242-DM4 is a novel, targeted approach for treating patients with CanAg-expressing tumors. We are excited to be evaluating huC242-DM4 in this clinical study.”

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HuC242-DM4 is in development by ImmunoGen for the treatment of cancers that express CanAg. CanAg-expressing malignancies include colorectal, pancreatic, gastric, and other gastrointestinal cancers as well as many non-small cell lung cancers. HuC242-DM4 comprises the anti-CanAg antibody, huC242, and the potent cell-killing agent, DM4. The huC242 antibody is used to target the compound specifically to CanAg-expressing cancer cells and the DM4 serves to kill these cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

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